Exhibit 99.1

Contact:

Ramsey Hamadi, SEVP and Chief Financial Officer

336-369-0900

SHAREHOLDERS APPROVE PROPOSALS RELATED TO EQUITY RAISE

GREENSBORO, N.C., February 21, 2013 – NewBridge Bancorp (NASDAQ: NBBC), parent of NewBridge Bank, convened a Special Meeting of Shareholders on February 20, 2013 for the purposes of obtaining shareholder approval of proposals to create a new class of non-voting common stock (Class B Common Stock), to increase the Company’s authorized common stock from 50,000,000 to 100,000,000 shares and its authorized preferred stock from 10,000,000 to 30,000,000 shares, and to approve the Company’s issuance of up to 9,601,273 shares of Class A Common Stock upon conversion of up to 422,456 shares of Series B Preferred Stock issued to investors in the Company in connection with its November 2012 equity raise of approximately $56 million and the Company’s issuance of up to 3,186,750 shares of Class B Common Stock upon conversion of up to 140,217 shares of Series C Preferred Stock also issued to investors in the November 2012 equity raise. All proposals were approved.

Pressley Ridgill, President and Chief Executive Officer of the Company, said “we are grateful for the overwhelming support of our shareholders in approving all of the proposals made at our Special Meeting of Shareholders. This is another completed step in positioning NewBridge to thrive in the months and years to come.”

About NewBridge Bancorp

NewBridge Bancorp is the parent company of NewBridge Bank, a full service state chartered community bank headquartered in Greensboro, North Carolina. The stock of NewBridge Bancorp trades on the Nasdaq Global Select Market under the symbol of “NBBC”.

As one of the largest community banks in the state, NewBridge Bank serves small to midsize businesses, professionals and consumers with a comprehensive array of financial services including retail and commercial banking, private banking, wealth management and mortgage banking. NewBridge Bank has assets of approximately $1.7 billion with 30 full service banking offices in North Carolina.

Disclosures About Forward Looking Statements

The discussions included in this document and its exhibits may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of NewBridge and its management about future events. The accuracy of such forward looking statements could be affected by factors including, but not limited to, the financial success or changing conditions or strategies of NewBridge Bancorp’s clients or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in NewBridge’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. NewBridge undertakes no obligation to revise or update these statements following the date of this press release.

####